Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jim Buckley
Michael J. Shea	Executive Vice President
Chief Financial Officer	Sharon Merrill
Mac-Gray Corporation	617-542-5300
781-487-7600	Email: tuc@investorrelations.com
Email: mshea@macgray.com

Mac-Gray Corporation Announces Redemption
of $50 Million in Senior Notes

Company Expects Significant Interest Rate Savings

WALTHAM, MA, September 22, 2011 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that it has begun the process to redeem $50 million of its $150 million in outstanding 7.625% senior notes due August 15, 2015.

Mac-Gray will use approximately $52 million of availability under the revolver portion of its senior credit agreement to redeem $50 million of its outstanding notes.  The redemption price for the notes will be 102.542%.  Under the terms of its credit agreement, Mac-Gray will pay an interest rate of LIBOR plus a spread of between 2% and 2.5% on the funds borrowed to redeem the notes.  If there is not a significant change in LIBOR, Mac-Gray expects the cash payback on this strategy to be approximately six to eight months.

“The Company has been successful in the past at using the low interest rate environment to its advantage. In January 2010 we entered into an interest rate swap that effectively converted $100 million of our fixed rate senior note interest to floating,” said Michael J. Shea, Mac-Gray’s Chief Financial Officer.  “As a result, from January 2010 to August 2011 the Company saved $4.3 million in cash interest.  In August 2011, the Company’s bank exercised its option to unwind the swap and paid Mac-Gray $2.6 million.”

“Recently we determined there was another opportunity to significantly lower the Company’s overall interest expense by converting a portion of our fixed rate senior notes to the lower variable rate currently available through our revolver. In light of the Federal Reserve’s announcement that it plans to keep interest rates near zero until at least mid-2013, we believe there is little likelihood that LIBOR will change dramatically over that time.  Given this environment and the approximately $80 million of current availability under our revolver, we believe the redemption is a prudent financial decision that is in the best interest of our shareholders. In connection with the redemption, the Company will realize a non-cash charge in the second half of the year of approximately $600,000 of unamortized costs associated with the cost of the original 2005 notes offering and a cash expense of approximately $1.3 million representing the cash redemption premium.”

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s plans to redeem a portion of its outstanding senior notes, the related accounting consequences and the Company’s expectations for future interest rates and interest expense savings.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under “1A. Risk Factors” and in other reports subsequently filed with the Securities and Exchange Commission.  Except as required by law, the Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###